UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 7, 2017

THE ALKALINE WATER COMPANY INC.
Exact name of registrant as specified in its charter)

Nevada	000-55096	EIN 99-0367049
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7730 E Greenway Road Ste. 203
Scottsdale, AZ 85260
 (Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (480) 656-2423

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
On November 18, 2016, our company provided notice to Steven Nickolas, our CEO and President, of our board of director’s finding that there is “just cause” for termination of Mr. Nickolas’s employment and of our company’s intent to terminate the employment of Mr. Nickolas for “just cause” pursuant to the provision of the Employment Agreement with Mr. Nickolas dated March 1, 2016. Under the Employment Agreement, Mr. Nickolas had 30 days to cure the failures and breaches creating “just cause” for termination. Mr. Nickolas failed to cure such failure and breaches and, on April 7, 2017, our company terminated the employment of Mr. Nickolas for cause.  In addition, our company removed Mr. Nickolas as the President and Chief Executive Officer of our company.
As the company’s bylaws require that our company appoint a President, our board of directors appointed Richard A. Wright as the President of our company on April 7, 2017. Mr. Wright is currently the Vice-President, Chief Operating Officer, Secretary, Treasurer and a director of our company.
Mr. Wright is a Certified Public Accountant. He graduated Magnum Cum Laude in 1978 from Mount Union University in Alliance, Ohio. He has done graduate level MBA courses at Case Western Reserve College in Cleveland, Ohio. In 2008, Mr. Wright became the Chief Financial Officer for PCT International. PCT is a leading worldwide developer and manufacturer of last mile and access network solutions for broadband communication networks. PCT focuses on innovative and cost-effective solutions that allow service providers to improve system integrity and expand service offerings. It has manufacturing plants in USA and China and sells their products in 42 countries. In 2010, Mr. Wright began his own tax and accounting CPA firm in Scottsdale, Arizona, Wright Tax Solutions PLC. Mr. Wright also began Wright Investment Group, LLC, a small equity participation firm that helps provide seed capital through micro loans and financial expertise to start-up enterprises.
There are no family relationships between any director or executive officer of our company.  For a description of related party transactions involving Mr. Wright, please see the company’s Form 10-K filed on July 14, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ALKALINE WATER COMPANY INC.

/s/ Richard A. Wright
Richard A. Wright
Chief Operating Officer, Vice-President and Director

April 13, 2017

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